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                                                                    EXHIBIT 99.1

SOUTHFIRST BANCSHARES, INC. REPORTS LOSS FOR FISCAL YEAR ENDED SEPTEMBER 30,
2001

SYLACAUGA, Ala.--(BUSINESS WIRE)--Dec. 4, 2001--SouthFirst Bancshares, Inc. (AMEX:SZB - news; the "Company"), today announced a net loss of $422,000, for its fiscal year ended September 30, 2001. Net income decreased $1,384,000, when compared to its fiscal year ending September 30, 2000. Net income loss per common share, based on 903,849 weighted average shares outstanding on September 30, 2001, and 908,020 weighted average shares outstanding on September 30, 2000, was $(.47) and $1.06, respectively.

Although earnings were positive for each of the first three quarters of the 2001 fiscal year, unexpected expenses and loan losses incurred in the fourth quarter, certain of which have been previously announced by the Company, resulted in an unexpected loss in the fourth quarter of $851,000, and, thereby, the overall loss for the fiscal year. This fourth quarter loss, and, thus, the resulting loss for the fiscal year, was attributable primarily to certain loan losses and to certain expenses related to the termination of the employment of certain former executives of the Bank and the Company, including the settlement of related employment litigation, occurring in the fourth quarter.

First, and as previously announced by the Company, Donald C. Stroup, the former Chairman, President and Chief Executive Officer of the Company and of its wholly-owned subsidiary, First Federal of the South (the "Bank"), resigned, on August 31, 2001, from all positions that he previously held as an officer and director of the Company, the Bank, and their respective affiliates.

Further, and also in the fourth quarter, the Company, the Bank, and Bobby R. Cook, the former President of the Bank's Western Division, agreed to the terms of a settlement of the employment-related litigation brought by Mr. Cook, in connection with the previous termination of Mr. Cook's employment with the Bank.

As the Company also has previously announced, the total of the fourth-quarter expenses recorded by the Company in connection with the employment terminations of Mr. Cook and Mr. Stroup, including the Company's legal and accounting fees, were approximately $356,000, after provisions for income taxes.

Lastly, the Company has made certain loan loss provisions for a loan which defaulted in the fourth-quarter. The loan, in the principal amount of $647,000, was made to Vawter Properties and Resources, LP, an Alabama limited partnership whose general partner is Charles R. Vawter, Jr., a former director of the Company and the Bank, and who also personally guaranteed the loan. Mr. Vawter resigned his position as director, vice-chairman of the Board and member of the Bank's loan committee on August 13, 2001. The total of the loan loss and the fourth-quarter expenses associated with this loan is $713,000, including the loss of principal and unpaid interest, as well as related legal and accounting expenses. The Bank has brought suit against Mr. Vawter, Vawter Properties and Resources, LP, and other related parties to recover the total amount of the loan loss and related expenses.
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Following the resignation of Mr. Stroup and Mr. Vawter, the Company, as previously announced, elected Joe K. McArthur as President of the Bank and as Chief Executive Officer of both the Company and the Bank. Prior to this, Mr. McArthur served as the Executive Vice-President and Chief Financial Officer of both entities.

Thereafter, as also previously announced, J. Malcomb Massey, Chief Executive Officer and President of Pension and Benefit Trust Company, a subsidiary of the Bank, was elected as President of the Company, and Sandra H. Stephens, who had previously served as the Chief Operating Officer and Chief Financial Officer of First Federal Bank, Tuscaloosa, Alabama was elected as Executive Vice President and Chief Operating Officer of the Company and the Bank.

Mr. McArthur stated that, "the Company's Board of Directors has taken decisive action to remedy the problems that have negatively affected the Company's earnings performance, and our new management team is focused on increasing the Bank's core earnings. Our new management team, also, is determined to build upon our earnings successes from non-interest, fee-for-service income, such as that derived from the operations of Pension & Benefit Trust Company, operated under the direction and leadership of Mr. Massey." Mr. McArthur further commented that, "relying upon the experience and guidance of Allen McMillan, our new Chairman, Ms. Stephens and Mr. Massey, our new management team intends to improve the profit-center contributions to the Company's earning-per-share, to grow the Company's revenue base, and to increase profitability, while operating with fiscal responsibility."

SouthFirst Bancshares, Inc. is a unitary thrift holding company that owns all of the outstanding shares of stock of First Federal of the South.

Certain statements in the release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," "continue," "intends," or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Contact:
     SouthFirst Bancshares, Inc.
     Joe K. McArthur, 256/245-4365